DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, DCP Midstream, LP has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Units representing limited partnership interests; (2) our 7.875% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Units; and (3) our 7.95% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Units.

The following description of our common units representing limited partnership interests (the “Common Units”), our 7.875% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Units (“Series B Preferred Units”), and our 7.95% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Units (“Series C Preferred Units”) is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by, reference to our Fifth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), a copy of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. Capitalized terms used herein that are not defined shall have the meaning ascribed to each such term in the Partnership Agreement. We encourage you to read our Partnership Agreement for additional information.

Description of Common Units
Representing Limited Partnership Interests

Number of Common Units

We have authorized the issuance of 208,329,928 Common Units, and as of February 20, 2020, we had 208,329,928 Common Units outstanding.

The Common Units

We currently have outstanding Common Units, which are limited partner interests in us. The holders of our Common Units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement.

Our outstanding Common Units are listed on the NYSE under the symbol “DCP”. Any additional common units we issue will also be listed on the NYSE.

Status as Limited Partner

By transfer of common units in accordance with our Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

A transferee will automatically become a substituted limited partner of our partnership for the transferred common units upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. In voting their Common Units, our general partner, DCP Midstream GP, LP (our “general partner”) and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of Additional Securities

Our Partnership Agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units that we issue in the future will be entitled to share equally in our distributions of available cash with the then-existing holders of common units. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our Partnership Agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our Partnership Agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

Amendments to our Partnership Agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by at least a Unit Majority.

No amendment may be made that would:
•enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or
•enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates), only if we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”). As of December 31, 2019, our general partner and its affiliates owned approximately 57% of the outstanding common units.

Our general partner may generally make amendments to our Partnership Agreement without the approval of any limited partner or assignee to reflect:
•a change in our name, the location of our principal place of our business, our registered agent or our registered office;
•the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;
•a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
•an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;
•an amendment expressly permitted in our Partnership Agreement to be made by our general partner acting alone;
•an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Partnership Agreement;
•an amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by our Partnership Agreement;
•a change in our fiscal year or taxable year and related changes;
•conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our Partnership Agreement without the approval of any limited partner if our general partner determines that those amendments:
•do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;
•are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
•are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are or will be listed or admitted to trading;
•are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our Partnership Agreement; or
•are required to effect the intent expressed in our original registration statement on Form S-1 (File No. 333-128378), filed with the SEC on September 16, 2005, as amended or supplemented, or the intent of the provisions of our Partnership Agreement or are otherwise contemplated by our Partnership Agreement.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the Partnership Agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the Partnership Agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued in connection with such merger or consolidation do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the Partnership Agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the Partnership Agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our Partnership Agreement. We will dissolve upon:
•the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;
•there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;
•the entry of a decree of judicial dissolution of our partnership; or
•the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our Partnership Agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:
•the action would not result in the loss of limited liability of any limited partner; and
•neither our partnership, our operating partnership, nor any of our other subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will act with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner without obtaining approval of any unitholder by giving 90 days’ written notice, provided that such withdrawal will not constitute a violation of our Partnership Agreement.

In addition, the Partnership Agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as a single class, may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66⅔% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of a unit majority. The ownership of more than 33⅓% of the outstanding units by our general partner and its affiliates would give them the ability to prevent our general partner’s removal.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner and its affiliates may at any time, transfer the general partner interest to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, DCP Midstream, LLC and its affiliates may sell or transfer all or part of their partnership interests in our general partner, or their membership interest in DCP Midstream GP, LLC, the general partner of our general partner, to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions

Our Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove DCP Midstream GP, LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights with respect to all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner (the “Board of Directors”).

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:
•the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and
•the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of its common units in the market.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of common units has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights may be issued in the future. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Distributions of Available Cash

Our Partnership Agreement requires that, within 45 days after the end of each quarter, we distribute all of our Available Cash (defined below) to unitholders of record on the applicable record date, as determined by our general partner.

“Available Cash” for any quarter, consists of all cash and cash equivalents on the date of determination of available cash for that quarter:
•less the amount of cash reserves established by our general partner to:
◦provide for the proper conduct of our business, including reserves for future capital expenditures and anticipated credit needs;
◦comply with applicable law or any debt instrument or other agreement or obligation;
◦provide funds to make payments on the Preferred Units; or
◦provide funds for distributions to our common unitholders for any one or more of the next four quarters.
•plus, if our general partner so determines, all or a portion of cash and cash equivalents on hand on the date of determination of Available Cash for the quarter.

There is no guarantee that we will maintain our current distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our Partnership Agreement.

Description of 7.875% Series B Fixed-to-Floating Rate
Cumulative Redeemable Preferred Units

Number of Series B Units

We have authorized the issuance of 6,450,000 Series B Units, and as of February 20, 2020, we had 6,450,000 Series B Units outstanding.

The Series B Units

The Series B Preferred Units are a series of preferred units. We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Units, authorize and issue additional Series B Preferred Units and Junior Securities.

The holders of our Series B Preferred Units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our Series B Preferred Units are entitled to receive distributions of our assets, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests (including the Series B Preferred Units) having preferential rights to receive distributions of our assets over each such class of limited partner interests.

The Series B Preferred Units are fully paid and generally nonassessable. Each Series B Preferred Unit generally has a fixed liquidation preference of $25.00 per Series B Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series B Preferred Units) plus an amount equal to accumulated and unpaid distributions thereon to, but not including, the date fixed for payment, whether or not declared.

The Series B Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Units rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series B Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

Except as described below, the Series B Preferred Units are not convertible into our common units or any other securities and do not have exchange rights and are not entitled or subject to any preemptive or similar rights. The Series B Preferred Units are not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Units are subject to redemption, in whole or in part, at our option commencing on June 15, 2023 or upon the occurrence of a Ratings Event.

Our outstanding Series B Preferred Units are listed on the NYSE under the symbol “DCP PRB”. Any additional common units we issue will also be listed on the NYSE.

Ranking

The Series B Preferred Units, with respect to distributions and amounts payable upon the liquidation or dissolution of our affairs, rank:
•senior to the Junior Securities (including our Common Units);
•on parity with any Parity Securities;
•junior to any Senior Securities; and
•junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Units. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The Board of Directors will also determine the number of units constituting each series of securities.

Liquidation Rights

Any liquidation will be made in accordance with capital accounts. The holders of outstanding Series B Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per Series B Preferred Unit. If the amount of our gross income and gain available to be specially allocated to the Series B Preferred Units is not sufficient to cause the capital account of a Series B Preferred Unit to equal the liquidation preference of a Series B Preferred Unit, then the amount that a holder of a Series B Preferred Unit would receive upon liquidation may be less than the Series B Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series B Preferred Units and Parity Securities will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the holders of Series B Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities in liquidation.

Voting Rights

The Series B Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a separate class, we may not adopt any amendment to our Partnership Agreement that has a material adverse effect on the terms of the Series B Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:
•create or issue any Parity Securities if the cumulative distributions payable on then outstanding Series B Preferred Units or Parity Securities are in arrears;

•create or issue any Senior Securities; or
•make distributions to our common unitholders out of capital surplus.

On any matter described above in which the holders of the Series B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per Series B Preferred Unit. The Series B Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Distributions

General

Holders of Series B Preferred Units will be entitled to receive, when, as and if declared by our general partner out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on Series B Preferred Units are cumulative from the date of original issue and are payable quarterly in arrears on each Distribution Payment Date, when, as and if declared by our general partner out of legally available funds for such purpose.

The initial distribution rate for the Series B Preferred Units from and including the date of original issue to, but not including, June 15, 2023, is 7.875% per annum of the $25.00 liquidation preference per unit (equal to $1.9688 per unit per annum). On and after June 15, 2023, distributions on the Series B Preferred Units will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.919%.

Distribution Payment Dates

The distribution payment dates for the Series B Preferred Units (each, a “Series B Distribution Payment Dates”) are the 15th day of March, June, September and December of each year. Distributions will accumulate in each such distribution period from and including the preceding Series B Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Series B Distribution Payment Date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate.

Change of Control

Optional Redemption Upon a Series B Change of Control Triggering Event

Upon the occurrence of a Series B Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series B Preferred Units in whole or in part within 120 days after the first date on which such Series B Change of Control Triggering Event occurred (a “Series B Change of Control Redemption Period”), by paying the liquidation preference of $25.00 per Series B Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Series B Change of Control Conversion Date (as defined below), we exercise our right to redeem the Series B Preferred Units as described in the immediately preceding sentence, holders of the Series B Preferred Units we have elected to redeem will not have the conversion right described below under “—Conversion Right Upon a Series B Change of Control Triggering Event.”

“Series B Change of Control” means the occurrence of either of the following after the original issue date of the Series B Preferred Units:
•the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or
•the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than us, our general partner, DCP Midstream, LLC, and Phillips 66 and Enbridge Inc. and their respective subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of us, our general partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Series B Change of Control Triggering Event” means the occurrence of a Series B Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series B Preferred Units within the Ratings Decline Period (in any combination) by all three Named Rating Agencies, as a result of which the rating of the Series B Preferred Units on any day during such Ratings Decline Period is below the rating by all three Named Rating Agencies in effect immediately preceding the first public announcement of the Series B Change of Control (or occurrence thereof if such Series B Change of Control occurs prior to public announcement).

Conversion Right Upon a Series B Change of Control Triggering Event

Upon the occurrence of a Series B Change of Control Triggering Event, each holder of Series B Preferred Units will have the right (unless we have provided notice of our election to redeem Series B Preferred Units as described above under “—Optional Redemption upon a Series B Change of Control Triggering Event” or below under “—Redemption”) to convert some or all of the Series B Preferred Units held by such holder on the Series B Change of Control Conversion Date into a number of our common units per Series B Preferred Unit to be converted equal (the “Common Unit Conversion Consideration”) to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Series B Change of Control Conversion Date (unless the Series B Change of Control Conversion Date is after a record date for a Series B Preferred Unit distribution payment and prior to the corresponding Series B Preferred Unit distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price (as defined below), and
•1.3426, which is the quotient obtained by dividing (i) the $25.00 liquidation preference by (ii) one-half of the closing price of the common units on the NYSE on the trading day immediately preceding the date of this prospectus, subject, in each case, to certain adjustments and to provisions for (i) the payment of any Series B Alternative Conversion Consideration (as defined below) and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in our Partnership Agreement.

In the case of a Series B Change of Control pursuant to which our common units will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series B Preferred Units electing to exercise its Series B Change of Control Conversion Right (as defined below) will receive upon conversion of such Series B Preferred Units elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Series B Change of Control had such holder held a number of our common units equal to the Common Unit Conversion Consideration immediately prior to the effective time of the Series B Change of Control, which we refer to as the “Series B Alternative Conversion Consideration”; provided, however, that if the holders of our common units have the opportunity to elect the form of consideration to be received in the Series B Change of Control, the consideration that the holders of Series B Preferred Units electing to exercise their Series B Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Series B Change of Control. We will not issue fractional common units upon the conversion of the Series B Preferred Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Series B Change of Control Triggering Event as described under “—Optional Redemption upon a Change of Control Triggering Event” or our optional redemption rights as described below under “—Redemption,” holders of Series B Preferred Units will not have any right to convert the Series B Preferred Units that we have elected to redeem and any Series B Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Series B Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Series B Change of Control Conversion Date.

Holders of Series B Preferred Units that choose to exercise their Series B Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series B Change of Control Conversion Date, to notify us of the number of Series B Preferred Units to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Securities Depositary for effecting the conversion.

Redemption

Early Optional Redemption upon a Ratings Event

At any time prior to June 15, 2023, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, we may, at our option, redeem the Series B Preferred Units in whole, but not in part, at a redemption price in cash per Series B Preferred Unit equal to $25.50 (102% of the liquidation preference of $25.00) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared.

Optional Redemption on or after June 15, 2023

Any time on or after June 15, 2023, we may redeem, at our option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25.00 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our revolving credit facility and any other agreements governing our outstanding indebtedness.

We may also redeem the Series B Preferred Units under the terms set forth under “—Change of Control—Optional Redemption Upon a Series B Change of Control Triggering Event.”

No Sinking Fund

The Series B Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, our general partner, and DCP Midstream GP, LLC, which is the general partner of our general partner, and the officers and directors of the foregoing entities, will not owe any fiduciary duties to holders of the Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.

Description of 7.95% Series C Fixed-to-Floating Rate
Cumulative Redeemable Preferred Units

Number of Series C Units

We have authorized the issuance of 4,400,000 Series C Units, and as of February 20, 2020, we had 4,400,000 Series C Units outstanding.

The Series C Units

The Series C Preferred Units are a series of preferred units. We may, without notice to or consent of the holders of the then-outstanding Series C Preferred Units, authorize and issue additional Series C Preferred Units and Junior Securities.

The holders of our Series C Preferred Units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our Series C Preferred Units are entitled to receive distributions of our assets, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests (including the Series C Preferred Units) having preferential rights to receive distributions of our assets over each such class of limited partner interests.

The Series C Preferred Units are fully paid and generally nonassessable. Each Series C Preferred Unit generally has a fixed liquidation preference of $25.00 per Series C Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series C Preferred Units) plus an amount equal to accumulated and unpaid distributions thereon to, but not including, the date fixed for payment, whether or not declared.

The Series C Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Units rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series C Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

Except as described below in “—Change of Control—Conversion Right Upon a Series B Change of Control Triggering Event,” the Series C Preferred Units are not convertible into our common units or any other securities, do not have exchange rights and are not entitled, or subject, to any preemptive or similar rights. The Series C Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series C Preferred Units are subject to redemption, in whole or in part, at our option commencing on October 15, 2023 or upon the occurrence of a Ratings Event.

Our outstanding Series C Preferred Units are listed on the NYSE under the symbol “DCP PRC”. Any additional common units we issue will also be listed on the NYSE.

Ranking

The Series C Preferred Units will, with respect to the payment of distributions and amounts payable upon the liquidation or dissolution of our affairs, rank:
•senior to the Junior Securities (including our common units);
•on parity with any Parity Securities;
•junior to any Senior Securities; and
•junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series C Preferred Units. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The Board of Directors will also determine the number of units constituting each series of securities. Our ability to issue any Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Parity Securities with respect to the Series C Preferred Units may include classes of our securities that have different distribution rates, mechanics, periods, payment dates and record dates than our Series C Preferred Units.

Liquidation Rights

Any liquidation will be made in accordance with capital accounts. The holders of outstanding Series C Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per Series C Preferred Unit. If the amount of our gross income and gain available to be specially allocated to the Series C Preferred Units is not sufficient to cause the capital account of a Series C Preferred Unit to equal the liquidation preference of a Series C Preferred Unit, then the amount that a holder of a Series C Preferred Unit would receive upon liquidation may be less than the Series C Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series C Preferred Units and Parity Securities will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the holders of Series C Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities in liquidation.

Voting Rights

The Series C Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Units, voting as a separate class, we may not adopt any amendment to our Partnership Agreement that has a material adverse effect on the terms of the Series C Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:
•create or issue any Parity Securities if the cumulative distributions payable on then outstanding Series C Preferred Units or Parity Securities are in arrears;
•create or issue any Senior Securities; or
•make distributions to our common unitholders out of capital surplus.

On any matter described above in which the holders of the Series C Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per Series C Preferred Unit. The Series C Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Distributions

General

Holders of Series C Preferred Units will be entitled to receive, when, as and if declared by our general partner out of legally available funds for such purpose, cumulative cash distributions.

Distribution Rate

Distributions on Series C Preferred Units are cumulative from the date of original issue and are payable quarterly in arrears on each Distribution Payment Date, when, as and if declared by our general partner out of legally available funds for such purpose.

The initial distribution rate for the Series C Preferred Units from and including the date of original issue to, but not including, October 15, 2023 is 7.95% per annum of the $25.00 liquidation preference per unit (equal to $1.9875 per unit per annum). On and after October 15, 2023, distributions on the Series C Preferred Units will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.882%.

Distribution Payment Dates

The distribution payment dates for the Series C Preferred Units (each, a “C Distribution Payment Date”) are the 15th day of January, April, July and October of each year. Distributions accumulate in each such distribution period from and including the preceding C Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable C Distribution Payment Date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate.

Change of Control

Optional Redemption Upon a Series C Change of Control Triggering Event

Upon the occurrence of a Series C Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series C Preferred Units in whole or in part during the Series C Change of Control Redemption Period, by paying the liquidation preference of $25.00 per Series C Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Series C Change of Control Conversion Date (as defined below), we exercise our right to redeem the Series C Preferred Units as described in the immediately preceding sentence, holders of the Series C Preferred Units we have elected to redeem will not have the conversion right described below under “—Conversion Right Upon a Series C Change of Control Triggering Event.”

“Series C Change of Control” means the occurrence of either of the following after the original issue date of the Series C Preferred Units:
•the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

•the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than us, our general partner, DCP Midstream, LLC, and Phillips 66 and Enbridge Inc. and their respective subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of us, our general partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Series C Change of Control Triggering Event” means the occurrence of a Series C Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series C Preferred Units within the Ratings Decline Period (in any combination) by all three Named Rating Agencies, as a result of which the rating of the Series C Preferred Units on any day during such Ratings Decline Period is below the rating by all three Named Rating Agencies in effect immediately preceding the first public announcement of the Series C Change of Control (or occurrence thereof if such Series C Change of Control occurs prior to public announcement).

Conversion Right Upon a Series C Change of Control Triggering Event

Upon the occurrence of a Series C Change of Control Triggering Event, each holder of Series C Preferred Units will have the right (unless we have provided notice of our election to redeem Series C Preferred Units as described above under “—Optional Redemption upon a Change of Control Triggering Event” or below under “—Redemption”) to convert some or all of the Series C Preferred Units held by such holder on the Series C Change of Control Conversion Date into a number of our common units per Series C Preferred Unit to be converted equal (the “Common Unit Conversion Consideration”) to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Series C Change of Control Conversion Date (unless the Series C Change of Control Conversion Date is after a record date for a Series C Preferred Unit distribution payment and prior to the corresponding Series C Preferred Unit distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price (as defined below), and
•1.2225, which is the quotient obtained by dividing (i) the $25.00 liquidation preference by (ii) one-half of the closing price of our common units on the NYSE on the trading day immediately preceding the date of this prospectus supplement, subject, in each case, to certain adjustments and to provisions for (i) the payment of any Series C Alternative Conversion Consideration (as defined below) and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in our Partnership Agreement.

In the case of a Series C Change of Control pursuant to which our common units will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series C Preferred Units electing to exercise its Series C Change of Control Conversion Right (as defined below) will receive upon conversion of such Series C Preferred Units elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Series C Change of Control had such holder held a number of our common units equal to the Common Unit Conversion Consideration immediately prior to the effective time of the Series C Change of Control, which we refer to as the “Series C Alternative Conversion Consideration”; provided, however, that if the holders of our common units have the opportunity to elect the form of consideration to be received in the Series C Change of Control, the consideration that the holders of Series C Preferred Units electing to exercise their Series C Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Series C Change of Control. We will not issue fractional common units upon the conversion of the Series C Preferred Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Series C Change of Control Triggering Event as described under “—Optional Redemption upon a Change of Control Triggering Event” or our optional redemption rights as described below under “—Redemption,” holders of Series C Preferred Units will not have any right to convert the Series C Preferred Units that we have elected to redeem and any Series C Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Series C Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Series C Change of Control Conversion Date.

Holders of Series C Preferred Units that choose to exercise their Series C Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series C Change of Control Conversion Date, to notify us of the number of Series C Preferred Units to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Securities Depositary for effecting the conversion.

Redemption

Early Optional Redemption upon a Ratings Event

At any time prior to October 15, 2023, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, we may, at our option, redeem the Series C Preferred Units in whole, but not in part, at a redemption price in cash per Series C Preferred Unit equal to $25.50 (102% of the liquidation preference of $25.00) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared.

Optional Redemption on or after October 15, 2023

Any time on or after October 15, 2023, we may redeem, at our option, in whole or in part, the Series C Preferred Units at a redemption price in cash equal to $25.00 per Series C Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our revolving credit facility and any other agreements governing our outstanding indebtedness.

We may also redeem the Series C Preferred Units under the terms set forth under “—Change of Control—Optional Redemption Upon a Series C Change of Control Triggering Event.”

No Sinking Fund

The Series C Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, our general partner, and DCP Midstream GP, LLC, which is the general partner of our general partner, and the officers and directors of the foregoing entities, will not owe any fiduciary duties to holders of the Series C Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.